RESOLUTIONS ADOPTED BY UNANIMOUS WRITTEN CONSENT
                            OF THE BOARD OF DIRECTORS
                                       OF
                              STRAT PETROLEUM, LTD.
                              A Wyoming Corporation


      The undersigned, constituting all of the members of the Board of Directors ("Directors") of Strat Petroleum, Ltd., a Wyoming corporation ("Corporation"), consistent with the Wyoming Business Corporation Act, hereby consent to, and adopt, the following resolutions effective as of July 8, 2004:

                              COMMON STOCK ISSUANCE

      WHEREAS, the Corporation entered into a certain Share Exchange Agreement dated July 8, 2004, pursuant to which shares shall be issued for consideration of the assets of Inese, Ltd. The shares are to be issued to the following individuals in the following share amounts with restrictive legend:

Hyams Family Trust      297,000,000 Shares

Flatt Family Trust      147,000,000 Shares

Lcv Pcrclman            147,000,000 Shares

Joseph Frasko            90,000,000 Shares

Elizabeth Zimmcr         16,000,000 Shares



                               GENERAL RESOLUTION

      RESOLVED FURTHER, that the officers and directors of the Corporation arc hereby authorized, empowered and directed to execute and deliver such documents, agreements, stock certificates, or instruments, in the form required by the By-Laws and applicable law (collectively, the "Documents"), and to take all steps and perform all such acts and things as may appear in such officers(1) discretion to be necessary or advisable in order to fully carry out the intent and effectuate the purpose of the foregoing resolution.

      RESOLVED FURTHER, that the Corporation hereby approves in all respects the Corporation's performance of each of its obligations under each of the Documents.

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      IN WITNESS WHEREOF, the undersigned, constituting all of the members of the Board of Directors of the Corporation, hereby execute this Unanimous Written Consent as of this 8th day of July, 2004


                                                        DIRECTOR


                                                        /s/ Jennifer Merhib
                                                        -------------------
                                                        Jennifer Merhib